BancFirst Corporation Announces Agreement to Acquire FBC Financial Corporation

1st Bank Oklahoma to join the BancFirst network of Oklahoma banks

OKLAHOMA CITY, April 7, 2011 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS: BANF) today announced that it has entered into an agreement to acquire FBC Financial Corporation and its subsidiary bank, 1st Bank Oklahoma with banking locations in Claremore, Verdigris, Tulsa and Inola, Oklahoma. 1st Bank Oklahoma has approximately $256 million in total assets, $117 million in loans, $187 million in deposits, and $24 million in equity capital. The transaction is scheduled to be completed during July 2011, and is subject to regulatory approval. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during the first half of 2012.

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BancFirst Corporation president and CEO David E. Rainbolt stated, "1st Bank Oklahoma is a solid bank serving great communities. Jeff Jensen, the current president, has done a wonderful job and will continue to run the bank. His leadership ensures customers will continue to deal with familiar people and preserves the same level of local commitment to the communities they serve."

Jeff Jensen added, "We are eager to offer BancFirst's expanded portfolio of products to our customers and are proud to be joining an organization that remains committed to community banking."

About BancFirst

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with total assets of $5.1 billion and 89 banking locations serving 50 communities across Oklahoma. More information can be found at bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

CONTACT: David Rainbolt, chief executive officer of BancFirst, (405) 270-1002